As filed with the Securities and Exchange Commission on October 5, 2001
                                                                                                            Registration No. 333-
=====================================================================

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

MANPOWER INC.
(Exact name of Registrant as specified in its charter)
Wisconsin (State or other jurisdiction of incorporation or organization)

5301 North Ironwood Road
Milwaukee, Wisconsin 53217
(414) 961-1000
(Address, including zip code,
and telephone number, including area code,
of Registrant's principal executive offices)
____________________

39-1672779 (I.R.S. Employer Identification No.)

Michael J. Van Handel
Manpower Inc.
5301 North Ironwood Road
Milwaukee, Wisconsin 53217
(414) 961-1000
(Name, address, including zip code, and telephone
number, including area code, of agent, for service)

COPIES TO: Larry D. Lieberman Godfrey & Kahn, S.C. 780 North Water Street Milwaukee, Wisconsin 53202 (414) 273-3500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement is declared effective.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE ==========================================================================
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED ====================	AMOUNT TO BE REGISTERED (1) ==========	PROPOSED MAXIMUM OFFERING PRICE PER UNIT (2) ==============	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2) ===============	AMOUNT OF REGISTRATION FEE ===========
Zero Coupon Convertible Debentures Due August 17, 2021 Common Stock, $0.01 par value	$435,367,000 (3)	55.25% (3)	$240,540,268 (3)	$60,135.06 (4)
===========================================================================
(1)	Represents the aggregate principal amount at maturity of the debentures that were originally issued by the Registrant in August 2001.
(2)

This estimate is made pursuant to Rule 457(c) of the Securities Act solely for the purpose of determining the registration fee. The above calculation is based on the average of the bid and ask prices for the Registrant's debentures in secondary market transactions executed by the initial purchasers of the debentures on October 2, 2001, as reported to the Registrant by the initial purchasers.

(3)

Includes 6,075,938 shares of common stock issuable upon conversion of the debentures at a conversion rate of 13.9559 shares of common stock for each $1,000 principal amount at maturity of the debentures. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(4)

Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=====================================================================

Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Dated October 5, 2001

$435,367,000

Manpower Inc.
Zero Coupon Convertible Debentures Due August 17, 2021
and
The Common Stock Issuable Upon Conversion Thereof

         This prospectus relates to

    $435,367,000 aggregate principal amount at maturity of zero coupon convertible debentures due August 17, 2021 of Manpower Inc., a Wisconsin corporation, and the shares of our common stock, par value $0.01 per share, issuable upon conversion of the debentures.

         We originally issued the debentures on August 17, 2001 and August 22, 2001 at a price of $551.26 per $1,000 principal amount at maturity. We refer to each $1,000 principal amount of debentures at maturity as a debenture. The initial purchasers resold the debentures to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The debentures and the common stock that are offered for resale in this prospectus are offered for the accounts of their current holders, to whom we refer as the selling securityholders.

         We may redeem the debentures for cash in whole or in part at our option on or after August 17, 2004 at a redemption price equal to the accreted value on the redemption date. The term "accreted value" means, as of any date, the sum of the issue price of the debentures and the accrued original issue discount as of such date. Holders may require us to repurchase the debentures on certain repurchase dates and if certain change in control events occur. In each case, the repurchase price will be the accreted value per debenture on the repurchase date. We may choose to pay the repurchase price in cash or, if we satisfy specified conditions, shares of common stock or a combination of cash and common stock. The debentures will mature on August 17, 2021 unless earlier redeemed or repurchased. At maturity, we will pay the accreted value of the debentures in cash.

         Holders may convert their debentures into 13.9559 shares of common stock per debenture (subject to adjustment) under certain circumstances. Our common stock is listed on the New York Stock Exchange under the symbol "MAN." On October 2, 2001, the closing price of our common stock as reported on the NYSE was $25.00 per share. The debentures initially issued in the initial private placement are eligible for trading in the PORTAL Market. On October 2, 2001, the closing price of the debentures in the over-the-counter market as reported by the initial purchasers was $554.375 per debenture.

         We will not receive any of the proceeds from the sale of the debentures or the shares of common stock by any of the selling securityholders. The debentures and the shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the NYSE. See "Plan of Distribution." The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act. Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers, any commission paid to broker-dealers and, if broker-dealers purchase any debentures or shares of common stock as principals, any profits received by such broker-dealers on the resale of the debentures or shares of common stock may be deemed to be underwriting discounts or commissions under the Securities Act.

         See "Risk Factors" beginning on page 8 to read about factors you should consider before investing in the debentures or the shares of common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                           , 2001.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not, and the selling securityholders are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         Statements made in this prospectus that are not statements of historical fact are forward-looking statements. In addition, from time to time, we and our representatives may make statements that are forward-looking. All forward-looking statements involve risks and uncertainties. This section provides you with cautionary statements identifying, for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, important factors that could cause our actual results to differ materially from those contained in forward-looking statements made in this prospectus or otherwise made by us or on our behalf. You can identify these forward-looking statements by forward-looking words such as "expect", "anticipate", "intend", "plan", "may", "will", "believe", "seek", "estimate", and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements.

         The following are some of the factors that could cause actual results to differ materially from estimates contained in our forward-looking statements: material changes in the demand from larger customers, including customers with which we have national or global arrangements; availability of temporary workers or workers with the skills required by customers; increases in the wages paid to temporary workers; competitive market pressures, including pricing pressures; our ability to successfully expand into new markets or offer new service lines; our ability to successfully invest in and implement information systems; unanticipated technological changes, including obsolescence or impairment of information systems; changes in customer attitudes toward the use of staffing services; government, tax or regulatory policies adverse to the employment services industry; general economic conditions in domestic and international markets; interest rate and exchange rate fluctuations; difficulties related to acquisitions, including integrating the acquired companies and achieving the expected benefits; and other factors disclosed under "Risk Factors" in this prospectus and that may be disclosed from time to time in our SEC filings or otherwise. Some or all of these factors may be beyond our control.

         We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

SUMMARY

         This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This is not intended to be a complete description of the matter covered in this prospectus and is subject to and qualified in its entirety by reference to the more detailed information and financial statements (including the notes thereto) incorporated by reference in this prospectus. When used in this prospectus, the terms "Manpower," "we," "our," or "us" refer to Manpower Inc. or Manpower Inc. and its consolidated subsidiaries, as appropriate in the context.

The Company

         We are a global staffing leader delivering high-value staffing and workforce management solutions worldwide. Through a systemwide network of nearly 3,800 offices in 59 countries, we provide a wide range of human resource services including professional, technical, specialized, office and industrial staffing; temporary and permanent employee testing, selection, training and development; and organizational-performance consulting.

         The staffing industry is large and fragmented, comprised of thousands of firms employing millions of people and generating billions in annual revenues. It is also a highly competitive industry, reflecting several trends in the global marketplace, notably increasing demand for skilled people and consolidation among customers and in the industry itself.

         We attempt to manage these trends by leveraging established strengths, including one of the staffing industry's best-recognized brands; geographic diversification; size and service scope; an innovative product mix; and a strong customer base. While staffing is an important aspect of our business, our strategy is focused on providing both the skilled employees our customers need and high-value workforce management solutions.

         Our principal executive offices are located at 5301 North Ironwood Road, Milwaukee, Wisconsin 53217, and our telephone number is (414) 961-1000. Our general web site address is www.manpower.com. Information contained on any of our web sites is not deemed to be a part of this prospectus.

The Offering
Securities Offered

$435,367,000 aggregate principal amount at maturity of our zero coupon convertible debentures due August 17, 2021 and the common stock issuable upon conversion thereof. The debentures are unsecured senior obligations of Manpower Inc.

Issuer	Manpower Inc., a Wisconsin corporation.
Interest	We will not pay interest on the debentures prior to maturity, unless we elect to do so following a tax event. See "Description of the Debentures-Tax Events."
Maturity Date	August 17, 2021.
Conversion Rights	Holders may convert their debentures prior to stated maturity:

• during any conversion period if the closing sale price of our shares of common stock for a period of at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period is more than 110% of the accreted conversion price on the first day of the conversion period, then the debentures are convertible at the conversion rate, subject to adjustment under certain circumstances. The "accreted conversion price" as of any day will equal the accreted value of the debenture divided by the number of shares of common stock issuable upon conversion of such debentures on that day. A conversion period will be the period from and including the thirtieth trading day in a fiscal quarter to but not including the thirtieth trading day in the immediately following fiscal quarter;

• during the five business day period beginning 10 business days following any 10 consecutive trading day period in which the average of the trading prices (as defined in this prospectus) for a debenture was less than 95% of the average closing sales price of our shares of common stock multiplied by the number of shares into which such debenture is convertible for that period, then the debentures are convertible into shares of common stock at the conversion rate; provided, however, if at conversion, the closing price of the shares of common stock is greater than 100% of the accreted conversion price but less than or equal to 110% of the accreted conversion price, then the holders will receive, in lieu of shares of common stock based on the conversion rate, cash or shares of common stock, or a combination of both cash and shares of common stock, with a value equal to the then accreted value of the debentures;

• if the debentures have been called for redemption, then such debentures are convertible at the conversion rate, subject to adjustment under certain circumstances;

• during such period, if any, that the credit rating assigned to the debentures by Standard & Poor's Ratings Group, a division of McGraw Hill Companies, Inc., or Moody's Investors Service, Inc. is below a specified level, then the debentures are convertible at the conversion rate, subject to adjustment under certain circumstances; and

• upon the occurrence and continuance of specified corporate transactions described under "Description of the Debentures-Conversion Rights," then the debentures are convertible at the conversion rate, subject to adjustment under certain circumstances.

For each debenture surrendered for conversion, a holder will receive 13.9559 shares of common stock. This is equivalent to an initial conversion price of $39.50 per share based on the issue price of the debentures. The conversion rate may be adjusted under certain circumstances, but will not be adjusted for accrued original issue discount. Upon conversion, holders will not receive any cash payment representing accrued original issue discount. Instead, accrued original issue discount will be deemed paid by the shares of common stock received by holders on conversion. Debentures called for redemption may be surrendered for conversion until the close of business one business day prior to the redemption date.

Book-Entry System

We issued the debentures only in fully registered form and in minimum denominations of $1,000 principal amount at maturity. The debentures are represented by global securities, which are deposited with the trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York City. Ownership of beneficial interests in the global securities is shown on, and the transfer of that ownership is effected only through, records maintained by DTC and its participants. See "Description of the Debentures-Form, Denomination, Transfer, Exchange and Book-Entry Procedures."

Sinking Fund	None.
Ranking	The effective ranking of the debentures is as follows:
• The debentures are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured debt and other liabilities.
• The debentures are senior to all of our unsecured subordinated indebtedness.
• The debentures are effectively junior to all of our secured indebtedness to the extent of the value of the collateral.
• The debentures are effectively junior to all indebtedness and other obligations, including trade payables, of all of our subsidiaries.

• As of August 31, 2001, the total funded indebtedness of our subsidiaries that was effectively senior to the debentures was approximately $24.3 million. As of August 31, 2001, Manpower Inc.'s total funded indebtedness that was of the same ranking as the debentures, including the debentures, was approximately $945.3 million. We currently have no indebtedness that is expressly subordinated to the debentures.

Optional Redemption by Manpower Inc.

We may redeem some or all of the debentures at our option at any time on or after August 17, 2004, at a cash redemption price equal to the accreted value on the redemption date. See "Description of the Debentures-Optional Redemption by Manpower."

Repurchase at Option of Holders

You may require us to repurchase your debentures on August 17, 2002, August 17, 2004, August 17, 2006, August 17, 2011 and August 17, 2016, each of which is a repurchase date, at a repurchase price equal to the accreted value of the debentures on the repurchase date. We may, at our option, elect to pay the repurchase price in cash or, if we satisfy specified conditions, common stock or a combination of cash and common stock. If we pay with our common stock, it will be valued at 100% of the average closing sales price for the five trading days ending on the third trading day prior to the repurchase date. See "Description of the Debentures-Repurchase at Option of Holders."

Repurchase at Option of Holders Upon Change in Control

If we are the subject of a change in control, you may require us to repurchase your debentures at a price equal to the accreted value of the debentures on the repurchase date. We may, at our option, elect to pay the repurchase price in cash or, if we satisfy specified conditions, common stock or a combination of cash and common stock. If we pay with our common stock, it will be valued at 95% of the average closing sales price for the five trading days ending on the third trading day prior to the repurchase date. See "Description of the Debentures-Repurchase at Option of Holders Upon Change in Control."

Use of Proceeds	We will not receive any proceeds from the sale by the selling securityholders of the debentures or the shares of common stock. See "Use of Proceeds."
Trading

The debentures will not be listed on any securities exchange or any automated quotation system. The debentures initially issued in the private placement are eligible for trading in the PORTAL Market. Debentures sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market. Our shares of common stock are traded on the New York Stock Exchange under the symbol "MAN."

Governing Law	The indenture and the debentures will be governed by the laws of the State of New York.
Trustee	The trustee under the indenture for the debentures is Citibank, N.A.

RISK FACTORS

         An investment in the debentures or the shares of common stock involves risks. You should consider carefully the information set forth in this section and all the other information provided to you or incorporated by reference in this prospectus before deciding whether to invest in the debentures or the shares of common stock.

Risks Relating to Our Business

         Any significant economic downturn could result in our customers using fewer temporary employees, which would materially adversely affect our business.

         Because demand for temporary personnel services is sensitive to changes in the level of economic activity, our business may suffer during economic downturns. As economic activity begins to slow down, companies tend to reduce their use of temporary employees before undertaking layoffs of their regular employees, resulting in decreased demand for temporary personnel. For example, during the first six months of 2001, our customers across the United States reduced their overall workforce to reflect the slowing demand for their products and services, which in turn reduced our revenues in the United States segment significantly. We believe that global economic slowing will continue to challenge revenue and profit growth for the balance of the year. We expect earnings in constant currency for 2001 to decline from 2000. Any significant economic downturn, particularly in France and the United States, where we collectively derived 59% of our 2000 revenue, would have a material adverse effect on our business, financial condition, results of operations and liquidity.

         The worldwide staffing services industry is highly competitive with limited barriers to entry, which could limit our ability to maintain or increase our market share or profitability.

         The worldwide staffing services market is highly competitive with limited barriers to entry, and in recent years has been undergoing significant consolidation. We compete in markets throughout North America, South America, Europe, Australia and Asia with full-service and specialized temporary service agencies. Several of our competitors, including Adecco S.A., Kelly Services, Inc., Randstad Holding N.V., Vedior N.V. and Spherion Corporation, have very substantial marketing and financial resources. Price competition in the staffing industry is intense and pricing pressures from competitors and customers are increasing. We expect that the level of competition will remain high in the future, which could limit our ability to maintain or increase our market share or profitability.

         Government regulations may result in prohibition or restriction of certain types of employment services or the imposition of additional licensing or tax requirements that may reduce our future earnings.

         In many jurisdictions in which we operate, such as France, Germany and Japan, the temporary employment industry is heavily regulated. For example, governmental regulations in Germany restrict the length of contracts of temporary employees and the industries in which temporary employees may be used. In some countries, special taxes, fees or costs are imposed in connection with the use of temporary workers. For example, temporary workers in France are entitled to a 10% allowance for the precarious nature of employment which is eliminated if a full-time position is offered to them within three days. The countries in which we operate may:

    create additional regulations that prohibit or restrict the types of employment services that we currently provide;
    impose new or additional benefit requirements;
    require us to obtain additional licensing to provide staffing services; or
    increase taxes, such as sales or value-added taxes, payable by the providers of staffing services.

Any future regulations that make it more difficult or expensive for us to continue to provide our staffing services may have a material adverse effect on our financial condition, results of operations and liquidity.

         We are a defendant in a variety of litigation and other actions, which may have a material adverse effect on our business, financial condition and results of operations.

         We and our subsidiaries are regularly involved in a variety of litigation arising out of our business. Occasionally, this litigation can be serious. We and a number of unrelated parties have been named as defendants in numerous lawsuits, including a certified class action, in Louisiana asserting claims primarily for personal injuries, property damage and lost profits arising out of a 1999 explosion at a customer's industrial facility. Allegedly, the injuries and damages were caused in whole or in part by the actions of one of our temporary employees. The cases have been consolidated before a single judge. We recently settled the most serious cases and with all but one of the non-class action property damage claimants. The class action, a property damage claim and the remaining personal injury claims are set for trial on October 8, 2001.

         An estimate of our portion of any liability with respect to the claims in Louisiana cannot be reasonably made with currently available information. We cannot assure you that our insurance will cover all claims against us. Should the ultimate judgements or settlements exceed our insurance coverage, they could have a material effect on our results of operations, financial position and cash flows. We also cannot assure you that we will be able to obtain appropriate types or levels of insurance in the future or that adequate replacement policies will be available on acceptable terms, if at all.

         Our acquisition strategy may have a material adverse effect on our business.

         We acquired Elan Group Limited in 2000 for a total purchase price of $146.2 million and we acquired Jefferson Wells International, Inc. in 2001 for a purchase price of $174.0 million. In addition, we acquired and invested in other companies during 2000 for a total cost of $60.2 million and during the eight months ended August 31, 2001 for a total cost of $86.4 million. We may make acquisitions in the future. Our acquisition strategy involves significant risks, including:

    difficulties in the assimilation of the operations, services and corporate culture of acquired companies;
    over-valuation by us of acquired companies;
    insufficient indemnification from the selling parties for legal liabilities incurred by the acquired companies prior to the acquisitions; and
    diversion of management's attention from other business concerns.

In addition, future acquisitions would likely result in the incurrence of additional debt or dilution, contingent liabilities, an increase in interest expense and amortization expenses related to separately identified intangible assets. In addition, possible impairment losses on goodwill and restructuring charges could occur. Any of these items could have a material adverse effect on our financial condition, results of operations and liquidity. For all of these reasons, any future acquisitions or failure to effectively integrate acquired companies could materially adversely affect our business.

         Our success depends upon our ability to attract, train and retain qualified personnel.

         We depend on our ability to attract and retain qualified temporary personnel who possess the skills and experience necessary to meet the staffing requirements of our clients. We must continually evaluate and upgrade our base of available qualified personnel through recruiting and training programs to keep pace with changing client needs and emerging technologies. Competition for individuals with proven professional skills, particularly employees with accounting and technological skills, is intense, and we expect demand for such individuals to remain very strong for the foreseeable future. Qualified personnel may not be available to us in sufficient numbers and on terms of employment acceptable to us. Developing and implementing training programs require significant expenditures and may not result in the trainees developing effective or adequate skills. We may not be able to develop training programs to respond to our customers' changing needs or retain employees who we have trained. The failure to recruit, train and retain qualified temporary employees could materially adversely affect our business.

         We may be exposed to employment-related claims and costs that could materially adversely affect our business, financial condition and results of operations.

         We are in the business of employing people and placing them in the workplaces of other businesses. Risks relating to these activities include:

    claims of misconduct or negligence on the part of our employees;
    claims by our employees of discrimination or harassment directed at them, including claims relating to actions of our customers;
    claims related to the employment of illegal aliens or unlicensed personnel;
    payment of workers' compensation claims and other similar claims;
    violations of wage and hour requirements;
    retroactive entitlement to employee benefits;
    errors and omissions of our temporary employees, particularly in the case of professionals, such as accountants; and
    claims by our customers relating to our employees' misuse of client proprietary information, misappropriation of funds, other criminal activity or torts or other similar claims.

We may incur fines and other losses or negative publicity with respect to these problems. In addition, some or all of these claims may give rise to litigation, which could be time-consuming to our management team and costly and could have a negative impact on our business. In some instances, we have agreed to indemnify our customers against some or all of these types of liabilities. We cannot assure you that we will not experience these problems in the future or that our insurance will be sufficient in amount or scope to cover any of these types of liabilities.

         If we lose our key personnel, then our business may suffer.

         Our operations are dependent on the continued efforts of our officers and executive management, particularly Jeffrey A. Joerres, our Chairman, President and Chief Executive Officer, Terry A. Hueneke, our Executive Vice President, and Michael J. Van Handel, our Senior Vice President-Chief Financial Officer and Secretary. In addition, we are dependent on the performance and productivity of our local managers and field personnel. Our ability to attract and retain business is significantly affected by local relationships and the quality of service rendered. The loss of those key officers and members of executive management who have acquired significant experience in operating a staffing service on an international level may cause a significant disruption to our business. Moreover, the loss of our key managers and field personnel may jeopardize existing customer relationships with businesses that continue to use our staffing services based upon past relationships with these local managers and field personnel. The loss of such key personnel could materially adversely affect our operations, including our ability to establish and maintain customer relationships.

         Foreign currency fluctuations may have a material adverse effect on our operating results.

         We conduct our operations in approximately 59 countries and the results of our local operations are reported in the applicable foreign currencies and then translated into U.S. dollars at the applicable foreign currency exchange rates for inclusion in our consolidated financial statements. During 2000, approximately 75% of our revenues and 80% of our operating profits were generated outside of the United States, the majority of which were generated in Europe. Furthermore, approximately $575.0 million of our outstanding indebtedness as of August 31, 2001 was denominated in foreign currencies. Because of devaluations and fluctuations in currency exchange rates or the imposition of limitations on conversion of foreign currencies into U.S. dollars, we are subject to currency translation exposure on the profits of our operations, in addition to economic exposure. This risk could have a material adverse effect on our business, financial condition, cash flow and results of operations in the future.

         Risks Relating to Investment in the Debentures

         As of August 31, 2001, we had approximately $969.6 million of long-term debt. This level of debt could adversely affect our operating flexibility and put us at a competitive disadvantage.

         Our level of debt and the limitations imposed on us by our other credit agreements could have important consequences for you, including the following:

    we will have to use a portion of our cash flow from operations for debt service rather than for our operations;
    we may not be able to obtain additional debt financing for future working capital, capital expenditures or other corporate purposes or may have to pay more for such financing;
    some or all of the debt under our current or future revolving credit facilities may be at a variable interest rate, making us more vulnerable to increases in interest rates;
    we could be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;
    we will be more vulnerable to general adverse economic and industry conditions; and
    we may be disadvantaged compared to competitors with less leverage.

         The terms of our revolving credit facilities permit additional borrowings, subject to certain conditions. If new debt is added to our current debt levels, the related risks we now face could intensify.

         We expect to obtain the money to pay our expenses and to pay the accreted value of the debentures, to repay borrowings under our credit facilities and to repay our other debt primarily from our operations. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We are not able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. The money we earn may not be sufficient to allow us to pay principal and interest on our debt and the accreted value of the debentures, and to meet our other debt obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the debentures, sell assets or borrow additional funds. We may not be able to take such actions on terms that are acceptable to us, if at all. In addition, the terms of our existing or future debt agreements, including the revolving credit facilities and our indentures, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve these alternatives could adversely affect the value of the debentures and our ability to pay the accreted value of the debentures. See "Description of the Debentures."

         Our failure to comply with restrictive covenants under our revolving credit facilities could trigger prepayment obligations.

         Our failure to comply with the restrictive covenants under our revolving credit facilities could result in an event of default, which, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected by increased costs and rates.

         Investors may find it difficult to trade the debentures.

         The debentures are a new issue of securities and there is currently no public market for the debentures. We do not intend to apply for listing of the debentures on any securities exchange.

         We also cannot assure you that you will be able to sell your debentures at any particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the debentures. Future trading prices of the debentures will depend on many factors, including:

    our operating performance and financial condition;
    the interest of securities dealers in making a market for the debentures; and
    the market for similar securities.

         Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions. Any disruptions may have a negative effect on the holders of the debentures, regardless of our prospects or financial performance.

         The price of our common stock and therefore of our debentures may fluctuate significantly, which may result in losses for investors.

         The market price for our common stock has been and may continue to be volatile. For example, during the 52-week period ended August 31, 2001, the prices of our common stock as reported on the New York Stock Exchange ranged from a high of $38.75 to a low of $27.36. Our stock price can fluctuate as a result of a variety of factors, including factors listed in this "Risk Factors" section and others, many of which are beyond our control. These factors include:

    actual or anticipated variations in our quarterly operating results;
    announcement of new services by us or our competitors;
    announcements relating to strategic relationships or acquisitions;
    changes in financial estimates or other statements by securities analysts; and
    changes in general economic conditions.

         Because of this volatility, we may fail to meet the expectations of our shareholders or of securities analysts, and our stock price and therefore the price of our debentures could decline as a result.

         The debentures are effectively subordinated to all the obligations of our subsidiaries and our ability to service our debt is dependent on the performance of our subsidiaries.

         The debentures are effectively subordinated to the liabilities, including trade payables, of our subsidiaries. The indenture does not prohibit or limit the incurrence of other indebtedness or other liabilities by any of our subsidiaries. The incurrence of additional indebtedness and other liabilities by our subsidiaries could adversely affect our ability to pay our obligations on the debentures. As of August 31, 2001, the total funded indebtedness of our subsidiaries that was effectively senior to the debentures was approximately $24.3 million. We anticipate that from time to time our subsidiaries will incur additional debt and other liabilities.

         The debentures are exclusively our obligation. However, since we conduct a significant portion of our operations through our subsidiaries, our cash flow and our consequent ability to service our debt, including the debentures, depends in part upon the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, depend upon the earnings of those subsidiaries and be subject to various business considerations.

         The indenture does not contain any financial covenants. Consequently, we are not required under the indenture to meet any financial tests, such as those that measure our working capital, interest coverage, fixed charge or net worth, in order to maintain compliance with the terms of the indenture.

         The debentures are unsecured, and therefore are effectively subordinated to any secured debt.

         The debentures are not secured by any of our assets or those of our subsidiaries. As a result, the debentures are effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the debentures.

         Provisions of Wisconsin law and our articles of incorporation and bylaws contain provisions that could make the takeover of us more difficult.

         Certain provisions of Wisconsin law and our articles of incorporation and bylaws could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our shareholders. These provisions of our articles of incorporation and bylaws include:

    providing for a classified board of directors with staggered, three-year terms;
    permitting removal of directors only for cause;
    providing that vacancies on the board of directors will be filled by the remaining directors then in office; and
    requiring advance notice for shareholder proposals and director nominees.

         In addition, the Wisconsin control share acquisition statute and Wisconsin's "fair price" and "business combination" provisions limit the ability of an acquiring person to engage in certain transactions or to exercise the full voting power of acquired shares under certain circumstances. These provisions and other provisions of Wisconsin law could make it more difficult for a third party to acquire us, even if doing so would benefit our shareholders. As a result, offers to acquire us, which represent a premium over the available market price of our common stock, may be withdrawn or otherwise fail to be realized. See "Description of Capital Stock." The provisions described above could cause our stock price, and therefore the price of the debentures, to decline.

USE OF PROCEEDS

         We will not receive any proceeds from the sale by the selling securityholders of the debentures or the shares of common stock issuable upon conversion of the debentures.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

         The consolidated ratio of our earnings to fixed charges is set forth below for the periods indicated.
	Six Months Ended June 30,	Fiscal Years Ended December December 31,
	2001	2000	1999	1998	1997	1996
Ratio of earnings to fixed charges	3.0x	3.8x	3.9x	2.7x	6.3x	7.1x

         For the purpose of calculating this ratio, we define earnings as consolidated income from operations before income taxes, plus fixed charges less capitalized interest. We define fixed charges as interest (expensed or capitalized), the estimated interest portion of rent expense and the amortization of deferred financing costs.

DESCRIPTION OF THE DEBENTURES

         We issued the debentures under an indenture dated as of August 17, 2001 between us and Citibank N.A., as the trustee.

         This section summarizes selected provisions of the indenture and the debentures. It does not, however, describe certain exceptions and qualifications contained in those documents, and is subject to and qualified in its entirety by reference to all of the provisions of the indenture. In this section, we describe the meaning of only the more important terms. You should read the indenture itself for a full description of the terms of the debentures. If you would like more detailed information on the provisions of the indenture, you should review the full text of the form of indenture. The indenture was filed as an exhibit to the registration statement of which this prospectus is a part. You can obtain a copy of the indenture as described under "Incorporation of Information by Reference."

         When referring to the debentures and the indenture, references in this prospectus to "Manpower," "we," "our," or "us" mean Manpower Inc., the parent company, and do not include our subsidiaries.

General

         The debentures are senior unsecured obligations of Manpower and rank equally in right of payment with all of our other unsecured senior obligations. The debentures are limited to $435,367,000 aggregate principal amount at maturity. We are required to repay in cash the full principal amount of the debentures on August 17, 2021, unless they are redeemed or repurchased on an earlier date.

         We initially issued the debentures at a price to investors of $551.26 per debenture. Over time, the amount payable on each debenture will increase in value until it reaches its maturity value of $1,000 on August 17, 2021. We issued debentures only in denominations of $1,000 principal amount at maturity and integral multiples of $1,000 principal amount at maturity. When we refer to a debenture in this prospectus, we mean $1,000 principal amount of the debentures at maturity.

         You have the option to convert your debentures into our common stock under the circumstances set forth under "-Conversion Rights" prior to maturity, unless we have previously redeemed or repurchased the debentures. The conversion rate is 13.9559 shares of common stock per debenture. This is equivalent to an initial conversion price of $39.50 per share of common stock based on the issue price to investors of the debentures. The conversion rate is subject to adjustment if certain events occur. You will not receive any cash payment for the accrued original issue discount through the conversion date.

Optional Redemption by Manpower

         On and after August 17, 2004, we can redeem all or part of the debentures at any time, upon not less than 30 nor more than 60 days' notice by mail to holders of debentures, for a cash price equal to the accreted value on the date of redemption. When we use the term "accreted value," we mean, as of any date, the sum of $551.26 (the issue price of the debentures) and the accrued original issue discount at a rate of 3.0% per annum compounded semi-annually to such date, on the basis of a 360-day year consisting of twelve 30-day months.

         The table below shows redemption prices of the debentures at August 17, 2004, at each following August 17 prior to maturity and at maturity on August 17, 2021. The prices reflect the accreted value calculated through each date. The redemption price of a debenture redeemed between these dates would include an additional amount reflecting the increase since the immediately preceding date in the table to the actual redemption date.
Redemption Date	(1) Debenture Issue Price	(2) Accrued Original Issue Discount at 3.0%	(3) Redemption Price (1) + (2)
August 17, 2004	$ 551.26	$ 51.51	$ 602.77
August 17, 2005	551.26	69.73	620.99
August 17, 2006	551.26	88.50	639.76
August 17, 2007	551.26	107.84	659.10
August 17, 2008	551.26	127.76	679.02
August 17, 2009	551.26	148.28	699.54
August 17, 2010	551.26	169.43	720.69
August 17, 2011	551.26	191.21	742.47
August 17, 2012	551.26	213.65	764.91
August 17, 2013	551.26	236.77	788.03
August 17, 2014	551.26	260.59	811.85
August 17, 2015	551.26	285.13	836.39
August 17, 2016	551.26	310.41	861.67
August 17, 2017	551.26	336.45	887.71
August 17, 2018	551.26	363.28	914.54
August 17, 2019	551.26	390.92	942.18
August 17, 2020	551.26	419.40	970.66
At stated maturity	551.26	448.74	1,000.00

         From and after the date a tax event occurs (as described in "-Tax Events") and we exercise our option to pay interest at 3.0% per year on the debentures instead of accruing original issue discount, the principal amount for redemption will be restated, and will be calculated by adding the issue price to investors and the original issue discount which had accrued up until the date on which we exercise the option.

         If we decide to redeem less than all of the outstanding debentures, the trustee will select the debentures to be redeemed by the following methods:

    by lot;
    pro rata; or
    by another method the trustee considers fair and appropriate.

         If the trustee selects a portion of your debentures for partial redemption and you convert a portion of the same debentures, the converted portion will be deemed to be from the portion selected for redemption. Each debenture will be redeemed in whole.

Interest

         We will not pay cash interest on the debentures unless we elect to do so following a tax event. You should be aware that accrued original issue discount must be included in your gross income for federal income tax purposes. Original issue discount is the difference between the issue price to investors of $551.26 (or subsequent purchase price) and the $1,000 redemption price of the debenture at maturity. See "Certain United States Federal Income Tax Considerations."

Conversion Rights

         Subject to the conditions described below, holders may convert their debentures into shares of our common stock at a conversion ratio of 13.9559 shares of common stock per $1,000 principal amount at maturity of debentures (equivalent to an initial conversion price of $39.50 per share of common stock). The "accreted conversion price" as of any day will equal the accreted value of the debenture divided by the number of shares of our common stock issuable upon conversion of such debenture on that day. If a debenture has been called for redemption, holders will be entitled to convert such debenture from the date of notice of the redemption until the close of business on the business day immediately preceding the date of redemption. A holder may convert fewer than all of such holder's debentures so long as the debentures converted are an integral multiple of $1,000 principal amount at maturity.

         Holders may surrender their debentures for conversion into shares of our common stock prior to stated maturity:

    during any conversion period (as defined below) if the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the first day of such conversion period is more than 110% of the accreted conversion price per share of common stock on the first day of the conversion period; or
    during the five business day period beginning 10 business days following any 10 consecutive trading day period in which the average of the trading prices (as defined below) for a debenture was less than 95% of the average closing sales price of our common stock multiplied by the number of shares into which such debenture is convertible for that period, then the debentures are convertible into shares of common stock at the conversion rate; provided, however, if at conversion, the closing price of our common stock is greater than 100% of the accreted conversion price but less than or equal to 110% of the accreted conversion price, then the holders may receive, in lieu of shares of common stock based on the conversion rate, cash or shares of common stock, or a combination of both cash and shares of common stock, with a value equal to the then accreted value of the debentures on the conversion date (which we refer to as the "accreted value conversion"); or
    if we have called such holders' debentures for redemption; or
    during such period, if any, that the credit rating assigned to the debentures by Standard & Poor's or Moody's is below a specified level; or
    upon the occurrence and continuance of specified corporate transactions.

         Conversion Upon Satisfaction of Market Price Condition

         A holder may surrender any of its debentures for conversion into shares of our common stock during any conversion period if the closing sale prices of our common stock on the principal national securities exchange on which the common stock is listed, for a period of at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period, is more than 110% of the accreted conversion price on the first day of the conversion period. A conversion period will be the period from and including the thirtieth trading day in a fiscal quarter to but not including the thirtieth trading day in the immediately following fiscal quarter.

         Upon notification by the holders to the trustee, we will appoint a calculation agent to determine if the debentures are convertible as a result of the market price of our common stock and notify us and the trustee.

Conversion Upon Satisfaction of Trading Price Condition

         A holder may surrender any of its debentures for conversion into shares of our common stock during the five business day period beginning 10 business days following any 10 consecutive trading day period in which the average of the trading prices for a debenture was less than 95% of the average closing sales price of our common stock multiplied by the number of shares into which such debenture is convertible for that period; provided, however, that if at conversion, the closing price of the common stock is greater than 100% of the accreted conversion price but less than or equal to 110% of the accreted conversion price, then the holders will receive, in lieu of shares of our common stock based on the conversion rate, cash or shares of our common stock, or a combination of both cash and shares of our common stock, with a value equal to the then accreted value of the debentures. If there is an accreted value conversion, we may choose to pay the accreted value in cash or shares of our common stock or a combination of cash and shares of our common stock, in which event the shares of our common stock will be valued at 100% of the average closing sales prices for the five trading days ending on the third day prior to the date of conversion. If we elect to pay all or a portion of the accreted value upon an accreted value conversion in shares of our common stock, we must notify holders not less than five business days prior to the beginning of the five day period in which holders can convert pursuant to an accreted value conversion.

         The "trading price" of the debentures on any date of determination means the average of the secondary market bid quotations per debenture obtained by the calculation agent for $5,000,000 principal amount at maturity of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the calculation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the calculation agent, this one bid shall be used. If the calculation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount at maturity of the debentures from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price of the debentures will equal (a) the then-applicable conversion rate of the debentures multiplied by (b) the closing price on the New York Stock Exchange of our common stock on such determination date. A conversion period will be the five trading days beginning 10 business days following the 10th consecutive trading day on which the average of the trading prices of a debenture was less than 95% of the average closing sales price of our common stock multiplied by the number of shares of common stock into which such debenture is convertible for that period.

         Conversion Upon Notice of Redemption

         A holder may surrender for conversion any of the debentures called for redemption at any time prior to the close of business one business day prior to the redemption date, even if it is not otherwise convertible at such time. If a holder has already delivered a purchase notice or a change in control purchase notice with respect to a debenture, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

         Conversion Upon Credit Rating Event

         A holder may surrender any of its debentures for conversion during any period in which the credit rating assigned to the debentures by either Standard & Poor's or Moody's is below BBB- or Baa3, respectively. The debentures do not become convertible if the credit rating assigned to the debentures is suspended or withdrawn by either of such rating agencies or if either of such rating agencies is not rating the debentures.

         Conversion Upon Specified Corporate Transactions

         Even if the market price condition described above has not occurred, if we elect to:

    distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, shares of our common stock at less than the quoted price at the time, or distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. No adjustment to the ability of a holder to convert will be made if the holder will otherwise participate in the distribution without conversion.

         In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into shares of common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its debentures immediately prior to the transaction. If the transaction also constitutes a "change in control," as defined below, the holder can require us to purchase all or a portion of its debentures as described under "-Repurchase at Option of Holders Upon Change in Control."

         The initial conversion rate is 13.9559 shares of common stock for each debenture. This is equivalent to an initial conversion price of $39.50 per share of common stock based on the issue price of the debentures. You will not receive any cash payment representing accrued original issue discount upon conversion of a debenture. Instead, upon conversion we will deliver to the holders only the shares of common stock, cash or combination of cash and common stock described above and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the closing price of our common stock on the trading day immediately prior to the conversion date. Delivery of the shares of common stock, cash or combination of cash and common stock described above will be deemed to satisfy our obligation to pay the principal amount of the debentures, including any accrued original issue discount. Accrued original issue discount will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion ratio to account for the accrued original issue discount.

         If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the debentures are in certificated form, with the certificated security, to the conversion agent who will, on your behalf, convert the debentures into shares of common stock. You may obtain copies of the required form of the conversion notice from the conversion agent.

         The conversion rate will be subject to adjustment upon the following events:

    issuance of common stock as a dividend or distribution on any class of capital stock;
    issuance to all holders of common stock of rights or warrants that allow the holders to purchase common stock at less than the market price at such time;
    subdivision or combination of the outstanding common stock;
    distribution to all holders of common stock of debt or other assets but excluding distributions of common stock, rights and warrants described above and all cash distributions out of our retained earnings;
    the distribution to all holders of common stock of all cash distributions in an aggregate amount that together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment and (2) all other such all cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of the market capitalization of our common stock at such time; and
    the purchase of common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all cash distributions to all holders of common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of the market capitalization of our common stock at such tine.

         We are not required to adjust the conversion rate until adjustments greater than 1% have occurred. We may increase the conversion rate, in addition to those adjustments required by the provisions described above as we consider advisable in order to avoid or diminish any income tax to any holders of our common stock resulting from any dividend or distribution of stock or stock rights. We may also increase the conversion rate for any period of at least 20 days, upon at least 15 days notice, if our board of directors determines that the increase would be in our best interest. The board of directors' determination in this regard will be conclusive. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the debentures of any adjustments.

         If you submit your debentures for conversion after we have elected to exercise our option to pay interest instead of accruing original issue discount between a record date and the opening of business on the next interest payment date, you must also pay funds equal to the interest payable on the converted principal amount through the next interest payment date.

Repurchase at Option of Holders

         You have the right to require us to repurchase the debentures on August 17, 2002, August 17, 2004, August 17, 2006, August 17, 2011 and August 17, 2016. We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the last business day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related debentures. Our repurchase obligation will be subject to certain additional conditions described in the indenture.

         The repurchase price payable will be equal to the accreted value on the repurchase date. The table below shows the repurchase price of a debenture as of each of the repurchase dates.
Repurchase Price
August 17, 2002 August 17, 2004 August 17, 2006 August 17, 2011 August 17, 2016	$ 567.92 602.77 639.76 742.47 861.67

         We may, at our option, elect to pay the repurchase price in cash or, subject to the satisfaction of specified conditions, common stock or a combination of cash and common stock. For a discussion of the tax treatment of a holder receiving cash, common stock or a combination of cash and common stock, see "Certain United States Federal Income Tax Considerations-United States Holders."

         If we have previously exercised our option to pay interest instead of accruing original issue discount on the debentures following a tax event, we will repurchase the debentures at a repurchase price equal to the restated principal amount plus the accrued and unpaid interest from the date we exercised our option. See "-Tax Events."

         We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law, stating among other things:

    whether we will pay the repurchase price of the debentures in cash or common stock or any combination thereof, specifying the percentages of each;
    if we elect to pay in common stock, the method of calculating the market price of the common stock; and
    the procedures that holders must follow to require us to repurchase their debentures.

         Simultaneously with such notice of repurchase, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our website or through such other public medium as we may use at that time.

         Your notice electing to require us to repurchase your debentures must state:

    if certificated debentures have been issued, the debenture certificate numbers, or if your debentures are not certificated, your notice must comply with appropriate DTC procedures;
    the portion of the principal amount at maturity of debentures to be repurchased, in multiples of $1,000;
    that the debentures are to be repurchased by us pursuant to the applicable provisions of the indenture; and
    in the event we elect, pursuant to the notice that we are required to give, to pay the repurchase price in common stock, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in common stock is not satisfied prior to the close of business on the business day prior to the repurchase date, as described below, whether the holder elects:
    to withdraw the repurchase notice as to some or all of the debentures to which it relates, or to receive cash in respect of the entire repurchase price for all debentures or portions of debentures subject to such repurchase notice.

         If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all debentures subject to the repurchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of common stock, see "Certain United States Federal Income Tax Considerations-United States Holders-Sale, Exchange or Retirement of the Debentures."

         You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the repurchase date. The notice of withdrawal must state:

    the principal amount at maturity of the withdrawn debentures;
    if certificated debentures have been issued, the certificate numbers of the debentures to be withdrawn, or if your debentures are not certificated, your notice must comply with appropriate DTC procedures; and
    the principal amount at maturity, if any, which remains subject to the repurchase notice.

         If we elect to pay the repurchase price, in whole or in part, in common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the repurchase price to be paid in common stock divided by the market price of one share of our common stock.

         We will pay cash based on the market price for all fractional shares in the event we elect to deliver common stock in payment, in whole or in part, of the repurchase price.

         The "market price" means the average of the sale prices of our common stock for the five trading day period ending on the third trading day prior to the applicable repurchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such repurchase date, of certain events that would result in an adjustment of the conversion rate with respect to our common stock.

         The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq system.

         Because the market price of our common stock is determined prior to the applicable repurchase date, holders of debentures bear the market risk with respect to the value of the common stock to be received from the date such market price is determined until such repurchase date. We may pay the repurchase price or any portion of the repurchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

         Upon determination of the actual number of shares of common stock in accordance with the foregoing provisions, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish such information on our website or through such other public medium as we may use at that time.

         Our right to repurchase debentures, in whole or in part, with common stock is subject to our satisfying various conditions, including:

    the registration of the common stock under the Securities Act of 1933 and the Securities Exchange Act of 1934, if required; and
    any necessary qualification or registration under applicable state securities laws or the availability of an exemption from such qualification and registration.

         If such conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of the debentures of the holder entirely in cash. See "Certain United States Federal Income Tax Considerations-United States Holders-Sale, Exchange or Retirement of the Debentures." We may not change the form or components or percentages of components of consideration to be paid for the debentures once we have given the notice that we are required to give to holders of debentures, except as described in the first sentence of this paragraph.

         Our ability to repurchase debentures with cash may be limited by the terms of our then existing borrowing arrangements.

         A holder must either effect book-entry transfer or deliver the debenture, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. You will receive payment in cash on the repurchase date or the time of book-entry transfer or the delivery of the debenture. If the paying agent holds money or securities sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then:

    the debenture will cease to be outstanding;
    original issue discount will cease to accrue; and
    all other rights of the holder will terminate.

         This will be the case whether or not book-entry transfer of the debenture is made or whether or not the debenture is delivered to the paying agent.

         We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act of 1934 which may be applicable at the time to the repurchase of debentures. We will file a Schedule TO or any other schedule required in connection with any such repurchase of debentures by us.

Repurchase at Option of Holders Upon Change in Control

         If we undergo a change in control, you will have the option to require us to purchase your debentures 30 business days after the change in control. We will pay a repurchase price equal to the accreted value on the repurchase date. You may require us to repurchase all or any part of the debentures so long as the principal amount at maturity of the debentures being repurchased is an integral multiple of $1,000.

         At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock or a combination of cash and common stock. If we pay with our common stock it will be valued at 95% of the average closing sales prices of the common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. We may only pay the repurchase price or any portion of the repurchase price in common stock if we satisfy conditions provided in the indenture.

         A change in control occurs in the following situations:

    any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that are entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or
    we merge or consolidate with or into any other person, any other person merges into us, any share exchange involving us occurs or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any such transaction:
    that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction, or which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock.

         However, a change in control will not be deemed to have occurred if either:

    the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation, share exchange or asset sale, equals or exceeds 105% of the accreted conversion price, as calculated on each of those trading days, or all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger, consolidation or share exchange otherwise constituting a change in control consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger, consolidation or share exchange and as a result of such merger, consolidation or share exchange the debentures become convertible solely into such common stock.

Any increase in the conversion rate as a result of a determination of our board of directors described in the penultimate paragraph under "-Conversion Rights" will not be taken into account in determining whether a change in control has occurred under the first bullet point of this paragraph.

         You must deliver a written notice to the paying agent prior to the close of business on the business day prior to the date on which the debentures are to be repurchased to exercise the repurchase right upon a change in control. This notice must specify the debentures submitted for repurchase. You may withdraw the notice by delivering a written notice of withdrawal to the paying agent before the same date.

         Within 15 business days after a change in control, we will publish and mail to the trustee and to each holder of the debentures a written notice of the change in control which specifies the terms and conditions and the procedures required for exercise of a holder's right to require us to repurchase your debentures.

         If we have previously exercised our option to pay interest instead of accruing original issue discount on the debentures following a tax event we will repurchase the debentures at a repurchase price equal to the restated principal amount plus accrued and unpaid interest from the date we exercised our option. See "-Tax Events."

         Our ability to repurchase debentures upon the occurrence of a change in control is subject to important limitations. Some of the events constituting a change in control could cause an event of default under, or be prohibited or limited by, the terms of our then existing borrowing arrangements. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. If we were to fail to repurchase the debentures when required following a change in control, an event of default under the indenture would occur, whether or not such repurchase is permitted by the terms of our then existing borrowing arrangements. Any such default may, in turn, cause a default under our other debt.

Tax Events

         We have the option to convert the debentures to interest bearing debentures upon the occurrence of a tax event. From and after the date a tax event occurs, we may elect to pay cash interest at 3.0% per year on the debentures instead of accruing original issue discount. The principal amount, which will be restated, will be the accreted value on the date on which we exercise the option. This restated principal amount thereafter will be the amount due at maturity. If we elect this option, interest will be based on a 360-day year comprised of twelve 30 day months. Interest will accrue from the option exercise date and will be payable semi-annually on August 17 to holders of record on the immediately preceding August 1 and on February 17 to holders of record on the immediately preceding February 1.

         A tax event occurs when we receive an opinion from an experienced independent tax counsel stating that, as a result of:

    any amendment, change or announced prospective change in the laws or regulations of the U.S. or any of its political subdivisions or taxing authorities of the U.S., or any amendment, change, interpretation or application of the laws or regulations by any legislative body, court, government agency or regulatory authority,

there is more than an insubstantial risk that interest, including original issue discount, payable on the debentures would not be deductible on a current accrual basis, and
    would not be deductible under any other method,

in whole or in part, by us for U.S. federal income tax purposes.

         The modification of the terms of the debentures by us upon a tax event as described above could alter the timing of income recognition by certain holders of the debentures.

Consolidation, Merger, Share Exchange or Sale of Assets

         We may not consolidate or merge with or into any other person or entity, effect a share exchange or sell or transfer all or substantially all of our property and assets to any other person or entity, unless:

    the entity formed by such consolidation, merger or share exchange, or the person or entity to which our property and assets are sold or transferred, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes our obligations under the indenture and the debentures; and
    immediately after such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing.

         Upon any permitted consolidation, merger, share exchange or sale, we will be discharged from, and the surviving or successor corporation will succeed to, all of our obligations under the indenture and the debentures.

Events of Default

Each of the following will be an "event of default" under the indenture with respect to the debentures:

    failure to pay principal of or premium, if any, on any debenture when due;
    failure to pay interest on any debenture when due, continuing for a period of 30 days;
    failure to comply with any of our other agreements contained in the indenture or in the debentures, continuing for a period of 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures;
    failure to pay when due the principal of, or acceleration of, any debt for money borrowed by us or any subsidiary in excess of $25 million if such debt is not discharged, or such acceleration is not remedied, cured or waived, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures;
    certain events of bankruptcy, insolvency or reorganization of our company or our significant subsidiaries; and
    failure to provide a notice to holders of outstanding debentures in the event of a change in control or failure to pay the change of control price.

         In general, the trustee is required to give notice of a default with respect to the debentures to the holders of those debentures. However, the trustee may withhold notice of any such default (except a default in payment of principal of or interest on any debenture) if the trustee determines it is in the best interest of the holders of the debentures to do so.

         If there is a continuing event of default with respect to the debentures, then the trustee or the holders of at least 25% in principal amount at maturity of the outstanding debentures may accelerate the maturity of all debentures. However, the holders of a majority in principal amount at maturity of the outstanding debentures may, under certain circumstances provided in the indenture, rescind and annul the acceleration and waive any past defaults. A continuing default in payment of principal of, or premium, if any, or interest on the debentures may be waived only by all holders of outstanding debentures. For more information on waivers of defaults, see "-Modification and Waiver" below.

         Prior to an event of default, the trustee is required to perform only the specific duties stated in the indenture, and after an event of default, the trustee must exercise the same degree of care as a prudent individual would exercise or use under the circumstances in the conduct of his or her own affairs.

         Except during the continuance of an event of default, the trustee may refuse to exercise any of its rights or powers at the request or direction of any of the holders of debentures, unless those holders have offered to the trustee satisfactory security or indemnity. Subject to certain limitations specified in the indenture, the holders of a majority in principal amount of the debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debentures.

         No holder of any debenture may institute any proceeding with respect to the indenture or any remedy thereunder, unless:

    that holder has previously given to the trustee written notice of a continuing event of default with respect to the debentures;
    the holders of at least 25% in aggregate principal amount at maturity of the outstanding debentures have made written request and offered satisfactory indemnity, to the trustee to institute that proceeding as trustee;
    the trustee shall not have received from the holders of a majority in aggregate principal amount at maturity of the outstanding debentures a direction inconsistent with such request; and
    the trustee shall have failed to institute such proceeding within 60 days after receipt of the written request and offer of indemnity.

         However, these limitations do not apply to a suit for the enforcement of payment of the principal of, or premium, if any, or interest on, a debenture on or after the respective due dates or of the right to convert a debenture.

         We must furnish annually to the trustee an officers' certificate stating whether or not, to the knowledge of the certifying officers in the course of performance of their duties as officers, we are in compliance with the requirements of the indenture and no default exists and, if a default has occurred, identifying the nature of the default of which the officers are aware.

Modification and Waiver

         We may modify or amend certain of our rights and obligations and the rights of the holders of debentures under the indenture, and certain past defaults by us may be waived, with the consent of the holders of a majority in aggregate principal amount at maturity of the outstanding debentures. But we may not make any modification or amendment without the consent of every holder of outstanding debentures affected that would:

    change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on, any debenture;
    reduce the amount of any principal of, or premium, if any, or interest, if any, on any debenture payable upon redemption, repurchase or repayment;
    change the city of any place of payment or the currency of payment of principal of, or premium, if any, or interest, if any, on any debenture, including any payment of the redemption or repurchase price in respect of that debenture;
    impair the right to institute suit for the enforcement of any payment on or with respect to any debenture;
    reduce the percentage in aggregate principal amount at maturity of outstanding debentures required for modifications or amendments to the indenture or required for a waiver of defaults;
    adversely affect the right of holders to convert or to require us to repurchase any debenture other than as provided in the indenture, except as otherwise allowed or contemplated by provisions concerning consolidation, merger, share exchange, sale or transfer of all or substantially all of our property and assets; or
    modify our obligation to deliver information required under Rule 144A to permit resales of the debentures and common stock issued upon conversion of the debentures if we cease to be subject to the Exchange Act.

         In certain circumstances, we may modify or amend the indenture without the consent of the holders of outstanding debentures to effect the assumption of our obligations under the indenture by a successor corporation, to impose additional restrictions and events of default with respect to the debentures, to correct any mistakes or defects in the indenture, to add guarantors or for other specified purposes.

         The indenture contains provisions for convening meetings of the holders of the debentures to consider matters affecting their interests.

Registration Rights

         Pursuant to a registration rights agreement with the initial purchasers, we have filed with the SEC a shelf registration statement, of which this prospectus is a part, covering resales by holders of the debentures and the common stock issuable upon conversion of the debentures. We refer to the debentures and the shares of our common stock issuable upon conversion of the debentures together as the "registrable securities," provided a security ceases to be a registrable security when it is no longer a "restricted security," as defined below.

         We have agreed to use our reasonable best efforts to keep the shelf registration statement effective until the earliest of:

    two years from the date the registration statement is declared effective;
    the date when the holders of the registrable securities are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act;
    the date when all of the holders of the registrable securities that complete and deliver in a timely manner the notice of registration statement and selling securityholder questionnaire are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement; and
    the date when there are no outstanding registrable securities.

         A "restricted security" means any debenture or share of common stock issuable upon conversion of a debenture, except those securities that (1) have been sold under the shelf registration statement, (2) have been transferred in compliance with Rule 144 under the Securities Act or are transferable pursuant to Rule 144(k) under the Securities Act, or (3) have otherwise been transferred and a new security not subject to transfer restrictions under the Securities Act has been delivered by us or on our behalf in accordance with Section 2.6(f) of the indenture.

         We will provide to each holder of registrable securities that completes a notice and questionnaire copies of this prospectus. We also will notify such holders when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities. We may suspend the use of the registration statement for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

    the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing or as a result of any proposed or pending material business transaction; and
    we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole or would impede the consummation of any proposed or pending material business transaction.

         However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 75 days. Each holder of registrable securities, by its acceptance of the debentures, agrees to hold in confidence any communication by us in response to a notice of a proposed sale under the shelf registration statement.

         If the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration default within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described in the preceding two paragraphs, by the 45th, 75th or 90th day, as the case may be (each, a "registration default"), additional interest as liquidated damages will accrue on the registrable securities, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid in cash semiannually in arrears, with the first semiannual payment due on the first February 17 or August 17, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

    an additional 0.25% of the applicable amount (as defined below) to and including the 90th day following such registration default; and
    an additional 0.50% of the applicable amount from and after the 91st day following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.50%. If a holder of registrable securities has converted some or all of its debentures into shares of our common stock, the holder will be entitled to receive equivalent amounts based on the accreted value of the debentures converted. A holder of registrable securities will not be entitled to liquidated damages unless it has provided all information requested by a notice and questionnaire prior to the deadline.

         The term "applicable amount" means, with respect to each $1,000 principal amount at maturity of debentures, the accreted value on the date of determination, or, with respect to debentures that have been converted to common stock, such amount calculated as if such debentures were then outstanding.

         Upon any sale of the registrable securities pursuant to the shelf registration statement, of which this prospectus is a part, each selling securityholder will be required to deliver a prospectus to purchasers, may be subject to the civil liability provisions of the Securities Act in connection with those sales, and will be bound by the provisions of the registration rights agreement that apply to selling securityholders, including certain indemnification provisions.

         We agreed in the registration rights agreement to use our reasonable efforts to cause the shares of our common stock issuable upon conversion of the debentures to be listed on the New York Stock Exchange. However, if our shares of common stock are not then listed on the New York Stock Exchange, we will use our reasonable efforts to cause the shares of common stock issuable upon conversion of the debentures to be quoted or listed on whichever market or exchange our shares of common stock are then quoted or listed, upon effectiveness of the shelf registration statement.

         Upon any sale of registrable securities pursuant to the shelf registration statement, the selling securityholder is required to deliver to us and the trustee the Notice of Transfer, completed and signed, as set forth in Exhibit A to this prospectus.

         This summary of certain provisions of the registration rights agreement may not contain all the information important to you. Holders may request from us a copy of the registration rights agreement by contacting us at the address set forth under "Incorporation of Information by Reference."

Ranking

         The debentures are senior unsecured obligations of Manpower Inc. The debentures are "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. A substantial portion of our operating assets are held directly by our subsidiaries. This structural subordination occurs because any right we have to receive any assets of any of our subsidiaries upon its liquidation or reorganization and the consequent right of the holders of the debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us. The indenture does not limit the ability of any of our subsidiaries to incur indebtedness and other liabilities. As of August 31, 2001, the total funded indebtedness of our subsidiaries that would have been effectively senior to the debentures was approximately $24.3 million.

Notices

         Notice to holders of the debentures will be given by mail to their addresses as they appear in the security register. Those notices will be deemed to have been given on the date they are mailed.

         Notice of a redemption of debentures will be given at least once not less than 30 nor more than 60 days prior to the redemption date. A redemption notice will be irrevocable and will specify the redemption date.

Replacement of Debentures

         We will replace debentures that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debentures or evidence of the loss, theft or destruction of the debentures satisfactory to us and the trustee. In the case of a lost, stolen or destroyed debenture, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such debenture before a replacement debenture will be issued.

No Recourse Against Others

         None of our directors, officers, employees, shareholders or affiliates, as such, shall have any liability or any obligations under the debentures or the indenture. Each holder by accepting a debenture waives and releases all such liability. The waiver and release are part of the consideration for the debentures.

Governing Law

         The indenture and the debentures will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

         Citibank, N.A. is the trustee under the indenture. The trustee and affiliates of the trustee perform services for us in the ordinary course of business and the trustee is a lender bank under our credit facilities. The trustee is an affiliate of Salomon Smith Barney Inc., one of the initial purchasers.

         If the trustee becomes a creditor of Manpower, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debentures, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

         The debentures were issued:

    only in fully registered form;
    without interest coupons; and
    in minimum denominations of $1,000 principal amount at maturity and integral multiples of $1,000 principal amount at maturity.

         The debentures are represented by debentures in registered, global form, referred to as global debentures. The global debentures were deposited upon issuance with the trustee as custodian for DTC, New York, New York, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global debentures will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

         Except as set forth below, the global debentures may be transferred, in whole and not in part, only to DTC, its nominees and their successors. Beneficial interests in the global debentures may not be exchanged for debentures in certificated form, except in the limited circumstances described below.

Exchange of Book-Entry Debentures for Certificated Debentures

         We will issue a debenture in certificated form in exchange for a beneficial interest in a global debenture only if:

    DTC notifies us that it is unwilling or unable to continue as depository for the global debenture or if DTC ceases to be a clearing agency registered under applicable law and, in either case, we fail to appoint a successor depository within 90 days after we become aware of such event;
    an event of default under the indenture has occurred and is continuing and the registrar has received a request from DTC to issue debentures in definitive form; or
    upon written notice given to the trustee by or on behalf of DTC in accordance with the indenture.

         In all cases, certificated debentures delivered in exchange for a beneficial interest in a global debenture will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository, in accordance with its customary procedures.

Certain Book-Entry Procedures for Global Debentures

         Beneficial interests in global debentures will be shown on, and transfers of global debentures will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own debentures held by DTC only through a participant.

         The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within DTC's control and are subject to changes by DTC from time to time. We take no responsibility for these operations and procedures and urge you to contact DTC or its participants directly to discuss these matters.

         DTC has provided us the following information:

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934.
    DTC was created to hold securities for its participants and to facilitate the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.
    Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.
    DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.
    Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
    The rules applicable to DTC and its participants are on file with the SEC.

         As long as DTC, or its nominee, is the registered holder of a global debenture, we and the trustee will treat DTC or such nominee as the sole owner of the debentures represented by such global debenture for all purposes. Except in the limited circumstances described above under "-Exchange of Book-Entry Debentures for Certificated Debentures," owners of beneficial interests in a global debenture:

    will not be entitled to have any portion of the debentures represented by that global debenture registered in their names;
    will not receive or be entitled to receive physical delivery of the debentures in certificated form; and
    will not be considered the owners or holders of the global debenture, or the debentures represented by that global debenture, under the indenture or the debentures.

Accordingly, each person owning a beneficial interest in a global debenture must rely on the procedures of DTC and, if such person is not a participant, those of the participant through which that person owns its interest, in order to exercise any rights of a holder under the indenture or the debentures.

         On each relevant payment date, we will wire transfer the principal of, premium or interest on, or redemption or repurchase price to DTC or its nominee, as the case may be, as the registered owner of the global debenture. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debentures to owners of beneficial interests in the global debentures.

         DTC has advised us that its current practice, upon receipt of any payment of principal, premium, interest or the redemption or repurchase price, is to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the global debenture as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with debentures on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debentures and voting by participants will be governed by standing instructions and customary practices between the participants and owners of beneficial interests, as is the case with debentures held for the account of customers registered in "street name." But payments will be the responsibility of the participants and not of DTC, the trustee or us.

         Redemption notices will be sent to DTC or its nominee. If less than all of the debentures are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant in the issue to be redeemed.

         DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for exchange as described below and the conversion of debentures:

    only at the direction of one or more participants to whose account with DTC beneficial interests in the global debentures are credited; and
    only in respect of the portion of the aggregate principal amount of the debentures as to which the participant or participants has or have given that direction.

However, if there is an event of default under the debentures, DTC reserves the right to exchange the global debentures for debentures in certificated form and to distribute the debentures to its participants.

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global debentures among participants, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time.

         None of us, the trustee or any of our respective agents will have any responsibility for the performance by DTC or its participants of their respective obligations under the rules and procedures governing its operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global debentures.

Payment and Conversion

         The principal of the debentures will be paid in U.S. dollars, against surrender of the debentures at the office or agency of the trustee in Manhattan, New York, by dollar check or by transfer to a dollar account maintained by the holder with a bank in New York City. Payment of interest, if any, on a debenture may be made by dollar check mailed to the person entitled to the interest at that person's address as it appears in our security register, or, upon written application by the holder to the security registrar not later than the relevant record date, by transfer to a dollar account maintained by the holder with a bank in the United States. Transfers to dollar accounts will be made only to holders of an aggregate principal amount of debentures in excess of $2,000,000.

         As previously stated, payments in respect of the principal of, and premium, if any, and interest on, any global debenture registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the debentures, including the global debentures, are registered as the owners of those debentures for the purpose of receiving payments and for any and all other purposes. Consequently, we, the trustee and any paying agent will have no responsibility or liability for:

    any aspect of DTC's records or any participant's records relating to, or payments made on account of, beneficial ownership interests in the global debentures;
    maintaining, supervising or reviewing any of DTC's records or any participant's records relating to the beneficial ownership interests in the global debentures; or
    any other matter relating to the actions and practices of DTC or any of its participants.

         Any payment on a debenture due on any day that is not a business day may be made the next succeeding business day with the same force and effect as if made on the due date, and no interest will accrue on the payment for the period from and after that date.

         Debentures may be surrendered for conversion at the office or agency of the trustee in Manhattan, New York. In the case of global debentures, conversion will be effected by DTC upon notice from the holder of a beneficial interest in a global debenture in accordance with its rules and procedures. In certain circumstances, debentures surrendered for conversion must be accompanied by a conversion notice and any payments in respect of interest, as applicable, as described under "-Conversion Rights." All money for the payment of principal of, and premium, if any, or interest on, any debenture that is deposited with the trustee or any paying agent or then held by us in trust which remains unclaimed at the end of two years after the payment has become due and payable may be repaid to us. Thereafter, the holder of such debenture must look only to us for payment and no interest will accrue on the amount that we hold.

DESCRIPTION OF CAPITAL STOCK

         The following summary description of our capital stock is qualified in its entirety by reference to our amended and restated articles of incorporation and bylaws, a copy of each has been filed with the SEC. See "Where You Can Find Additional Information" for information on how to obtain copies of these documents.

Authorized Capital Stock

         Our authorized capital stock consists of 125,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. As of June 30, 2001, 75,919,319 shares of common stock and no shares of preferred stock were outstanding.

         All shares of common stock currently outstanding are validly issued, fully paid and non-assessable, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. Under Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, holders of common stock are liable up to the amount equal to the par value of the common stock owned by holders of common stock for all debts owing to our employees for services performed for us, but not exceeding six months' service in any one case. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid upon the purchase of the common stock.

Common Stock

         Voting Rights. The holders of common stock are entitled to one vote per share on all matters to be voted on by shareholders. The holders of common stock are not entitled to cumulative voting rights. The Wisconsin Business Corporation Law and our bylaws require a plurality of all votes cast at a meeting at which quorum is present to elect directors. For most other shareholder votes, the Wisconsin Business Corporation Law and our bylaws provide that an action is approved if the votes cast in favor of the action exceed the votes cast opposing the action at a meeting at which quorum is present, unless our articles of incorporation, bylaws or the Wisconsin Business Corporation Law provide otherwise.

         Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors in its discretion out of funds legally available for payment of dividends, subject to any preferential rights of any outstanding preferred stock.

         Other Rights. In the event of a liquidation or dissolution of Manpower the holders of common stock will be entitled to share ratably in all assets remaining for distribution to shareholders, subject to any preferential rights of any outstanding preferred stock. Holders of the shares of common stock have no preemptive or other subscription rights, and the shares of common stock are not subject to further calls or assessment by Manpower. There are no conversion rights or sinking fund provisions applicable to the shares of common stock.

Preferred Stock

         The board of directors has the authority, without further shareholder action, to issue preferred stock in one or more series and to fix and determine the relative rights and preferences of the preferred stock, including voting rights, dividend rights, liquidation rights, redemption provisions and conversion rights. The board of directors, without shareholder approval, may issue shares of preferred stock with voting, dividend, liquidation and other rights which could adversely affect the rights of the holders of shares of common stock and could have the effect of delaying, deferring or preventing a change in control of Manpower.

Authorized but Unissued Shares

         Wisconsin law does not require shareholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued and unreserved shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Manpower by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Wisconsin Law and Certain Articles and Bylaw Provisions; Anti-Takeover Measures

         The provisions of our amended and restated articles of incorporation and bylaws and the Wisconsin Business Corporation Law discussed below may delay or make more difficult acquisitions or changes of control of Manpower not approved by the board of directors. These provisions could have the effect of discouraging third parties from making proposals which shareholders may otherwise consider to be in their best interests. These provisions may also make it more difficult for third parties to replace our current management without the concurrence of the board of directors.

         Number of Directors; Vacancies; Removal. Our amended and restated articles of incorporation provide that our board of directors is divided into three classes serving staggered three-year terms. As a result, at least two shareholders' meetings will generally be required for shareholders to change a majority of the directors. The board of directors is authorized to create new directorships and to fill the positions it creates. The board of directors, or its remaining members, even though less than a quorum, is also empowered to fill vacancies on the board of directors occurring for any reason. Any director appointed to fill a vacancy or to a newly created directorship will hold office until the next election for the class of directors to which the new director has been appointed. Shareholders may remove directors but only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding shares of capital stock entitled to be cast in an election of directors. These provisions of the amended and restated articles of incorporation could prevent shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

         Shareholder Action by Written Consent; Special Meetings. Our bylaws provide that shareholders may only act at a meeting of shareholders or by unanimous written consent. The chairman of the board or the president and the chief executive officer pursuant to a resolution approved by not less than three-quarters of the board of directors may call special meetings of shareholders and are required to call special meetings upon written demand by holders of common stock with at least 10% of the votes entitled to be cast at the special meeting.

         Advance Notice for Making Nominations at Annual Meetings and Raising Other Business. Our bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a shareholder before an annual meeting of shareholders, the shareholder must first have given timely notice in writing to our corporate secretary. To be timely, a shareholder's notice generally must be delivered not less than 90 days prior to the date of the annual meeting. The notice by a shareholder must contain, among other things, specified information about the shareholder delivering the notice and, as applicable, background information about the nominee or a description of the proposed business to be brought before the meeting.

         Amendments to the Articles of Incorporation. The Wisconsin Business Corporation Law allows us to amend our amended and restated articles of incorporation at any time to add or change a provision that is required or permitted to be included in the amended and restated articles of incorporation or to delete a provision that is not required to be included in the amended and restated articles of incorporation. The board of directors may propose one or more amendments to our amended and restated articles of incorporation for submission to shareholders and may condition its submission of the proposed amendment on any basis if the board of directors notifies each shareholder, whether or not entitled to vote, of the related shareholders' meeting and includes certain information regarding the proposed amendment in that meeting notice. The provisions in our amended and restated articles of incorporation may only be amended by the vote of the holders of not less than two-thirds of our outstanding shares of capital stock, and by the vote of holders of not less than two-thirds of our outstanding shares of each class or series of capital stock, if any, entitled to vote on the matter.

         Amendments to the Bylaws. Our amended and restated articles of incorporation provide that the holders of at least two-thirds of our outstanding shares of capital stock, and the holders of not less than two-thirds of our outstanding shares of each class or series, if any, entitled to vote on the matter have the power to adopt, amend, alter or repeal the bylaws. Our amended and restated articles of incorporation and bylaws also provide that the board of directors may amend, alter or repeal the existing bylaws and adopt new bylaws by the vote of at least three-quarters of the entire board of directors then in office. However, the board of directors may not amend, repeal or readopt any bylaw adopted by shareholders if that bylaw so provides, and the board of directors may not amend, alter or repeal a bylaw adopted or amended by shareholders that fixes a greater or lower quorum requirement or a greater voting requirement for the board of directors unless the bylaw expressly provides that it may be amended, altered or repealed by a specified vote of the board of directors. Action by the board of directors that changes the quorum or voting requirement for the board of directors must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect, except where a different voting requirement is specified in the bylaws. In addition, the board of directors may not amend, alter or repeal a bylaw if the amended and restated articles of incorporation, the particular bylaw or the Wisconsin Business Corporation Law reserve this power exclusively to the shareholders.

         Constituency or Stakeholder Provision. Under Section 180.0827 of the Wisconsin Business Corporation Law, in discharging his or her duties to Manpower and in determining what he or she believes to be in the best interests of Manpower, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which we operate and any other factors that the director or officer considers pertinent. This provision may have anti-takeover effects in situations where the interests of our stakeholders, other than shareholders, conflict with the short-term maximization of shareholder value.

         Wisconsin Anti-takeover Statutes. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law, which are referred to as the Wisconsin business combination statutes, prohibit a Wisconsin corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless prior to such date the board of directors approved the business combination or the transaction in which the person became an interested stockholder. Under specified circumstances, a Wisconsin corporation may engage in a business combination with an interested stockholder more than three years after the stock acquisition date. For purposes of the Wisconsin business combination statutes, a "business combination" includes a merger or share exchange, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the aggregate market value of the stock or assets of the corporation or 10% of its earning power, or the issuance of stock or rights to purchase stock having a market value equal to at least 5% of the outstanding stock, the adoption of a plan of liquidation or dissolution, and other enumerated transactions involving an interested stockholder. Under the Wisconsin business combination statutes, an "interested stockholder" is a person who beneficially owns 10% of the voting power of the outstanding voting stock of the corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within three years prior to the date in question.

         Sections 180.1130 to 180.1133 of the Wisconsin Business Corporation Law, which are referred to as the Wisconsin fair price statutes, require that business combinations involving a "significant shareholder" and a Wisconsin corporation be approved by a supermajority vote of shareholders, in addition to any approval otherwise required, unless the enumerated fair price conditions have been met. For purposes of the Wisconsin fair price statutes, a "significant shareholder" is a person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding stock of the corporation, or who is an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting power of the outstanding stock of the corporation within two years prior to the date in question. The Wisconsin fair price statutes may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price.

         Subject to specified exceptions, Section 180.1150 of the Wisconsin Business Corporation Law, limits the voting power of shares of a Wisconsin corporation held by any person or persons acting as a group, including shares issuable upon the exercise of options, in excess of 20% of the voting power in the election of directors, to 10% of the full voting power of those excess shares. This may deter any shareholder from acquiring in excess of 20% of our outstanding voting stock.

         Section 180.1134 of the Wisconsin Business Corporation Law, which is referred to as the Wisconsin defensive action restrictions statute, provides that, in addition to the vote otherwise required by law or the articles of incorporation, a Wisconsin corporation must receive approval of the holders of a majority of the shares entitled to vote before the corporation can take the actions discussed below while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin defensive action restrictions statute, shareholder approval is required for the corporation to acquire more than 5% of the outstanding voting shares at a price above the market price from any individual who or organization which owns more than 3% of the outstanding voting shares and has held those shares for less than two years, unless a similar offer is made to acquire all voting shares. This restriction may deter a shareholder from acquiring shares of our common stock if the shareholder's goal is to have Manpower repurchase the shareholder's shares at a premium over the market price. Shareholder approval is also required under the Wisconsin defensive action restrictions statute for the corporation to sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors and a majority of the independent directors vote not to be governed by this restriction.

         The bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by the Wisconsin Business Corporation Law, and advance expenses to such directors, officers or employees to defend any action for which rights of indemnification are provided. In addition, the bylaws permit us to grant these rights to our agents. The bylaws also provide that we may purchase insurance on behalf of any director, officer, employee or agent against certain expenses, liabilities and losses, whether or not we would have the power to indemnify these persons against these expenses, liabilities or losses. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors, officers and employees.

Transfer Agent

         Mellon Investor Services, L.L.C. is the transfer agent and registrar for the common stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the debentures or common stock. This summary does not contain a complete analysis of all the potential tax considerations relating to these matters. In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances. Special rules may apply, for instance, to partnerships, banks, thrifts, regulated investment companies, insurance companies or other financial institutions or financial services companies, tax-exempt organizations, S corporations, dealers in securities, persons who hold debentures or common stock as part of a hedge, conversion or constructive sale transaction, or straddle or other risk reduction transaction, to persons that have a "functional currency" other than the U.S. dollar, or to persons who have ceased to be U.S. citizens or to be taxed as resident aliens. This discussion is limited to holders of debentures who hold the debentures and any shares of common stock into which the debentures are converted as capital assets. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

         This discussion is based upon the Internal Revenue Code of 1986, which we refer to as the Code, existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. The Internal Revenue Service, or the IRS, may challenge one or more of the tax results described herein.

         PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE DEBENTURES AND COMMON STOCK, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

United States Holders

         You are a U.S. holder for purposes of this discussion if you are a holder of a debenture or share of common stock who is, for U.S. federal income tax law purposes:

    a citizen or resident of the U.S.;
    a corporation or other entity treated as a corporation for federal income tax purposes created or organized in or under the laws of the U.S. or of any political subdivision thereof;
    an estate or a trust the income of which is subject to U.S. federal income taxation regardless of its source.

Original Issue Discount on the Debentures

         We issued the debentures at a substantial discount from their principal amount at maturity. For federal income tax purposes, the excess of the principal amount of each debenture at maturity over its issue price or subsequent purchase price constitutes original issue discount, commonly referred to as OID. You must include OID in income as it accrues, in accordance with a constant yield method, before receipt of the cash or other payment attributable to such income, regardless of your regular method of accounting for U.S. federal income tax purposes. Under these rules, you will have to include in gross income increasingly greater amounts of OID in each successive accrual period. Your original tax basis for determining gain or loss on the sale or other disposition of a debenture will be increased by any accrued OID included in your gross income.

Sale, Exchange or Retirement of the Debentures

         Except as described below, upon the sale, exchange or retirement of a debenture, you will recognize gain or loss equal to the difference between the sale or redemption proceeds and your adjusted tax basis in the debenture. Your adjusted tax basis in a debenture will generally equal your cost of the debenture increased by any OID that you previously included in income with respect to such debenture. Gain or loss realized on the sale, exchange or retirement of a debenture will generally be capital gain or loss and will be long-term capital gain or loss if the debenture is held for more than one year. You should consult your tax advisors regarding the treatment of capital gains and losses. In general, long-term capital gains will be taxed at a lower rate than ordinary income if you are an individual, and capital losses will be subject to a variety of limitations on their deductibility. Our election upon the occurrence of a tax event to pay interest on the debentures instead of accruing original issue discount will not constitute a taxable exchange of the debentures to the holders, although it may affect the time when you recognize interest income from the debenture.

Conversion of Debentures

         The conversion of a debenture into common stock will generally not be a taxable event, except with respect to cash received in lieu of a fractional share. Your basis in the common stock received on conversion of the debenture will be the same as your basis in the debenture at the time of conversion, exclusive of any tax basis allocable to a fractional share. Your holding period for the common stock received on conversion will include the holding period of the debenture converted. If you receive cash in lieu of a fractional share of common stock, you generally will recognize capital gain or loss measured by the difference between the cash received for the fractional share and your tax basis in the fractional share.

Exercise of Repurchase Right

         If you require us to repurchase a debenture on a repurchase date and if we issue common stock in full satisfaction of the purchase price, the exchange of the debenture for common stock will be treated in the same manner as a conversion. If you require us to repurchase a debenture on a repurchase date and if we deliver a combination of cash and common stock in payment of the purchase price, then, in general, you will recognize gain to the extent that the cash and the value of the common stock exceeds your adjusted tax basis in the debenture, but in no event will the amount of recognized gain exceed the amount of cash received, you will not be able to recognize any taxable loss,
    your basis in the common stock received will be the same as your basis in the debenture repurchased by us, decreased by any basis allocable to a fractional share and by the amount of cash received, other than cash received in lieu of a fractional share, and increased by the amount of gain, if any, recognized by you, other than gain recognized with respect to a fractional share, and the holding period of the common stock received in the exchange will include the holding period for the debenture which was repurchased.

Adjustment of Conversion Rate

         Under Treasury Regulations, an adjustment in the conversion rate, or the failure to make such an adjustment, may, under particular circumstances, be treated as a constructive taxable dividend to the extent of our current or accumulated earnings and profits. Adjustments to the conversion rate made pursuant to the appropriate adjustment formula which has the effect of preventing the dilution of the interests of the U.S. holders of the debentures generally will not be considered to result in a constructive distribution of stock where the adjustment does not compensate holders of debentures for taxable distributions to other stockholders. However, if at any time:

    we make a distribution of cash or property to our stockholders or a purchase of common stock and such distribution or purchase would be taxable to such stockholders as a dividend for U.S. federal income tax purposes (e.g., distributions or evidences of our indebtedness or assets, but generally not stock dividends or rights to subscribe for common stock) and pursuant to the anti-dilution provisions of the senior indenture, the conversion rate of the debentures is increased, the conversion rate is increased pursuant to a formula that is not the appropriate adjustment formula, or the conversion rate of the debentures is increased at our discretion,

such increase in conversion rate may be deemed to be the payment of a taxable dividend to U.S. holders of debentures pursuant to Section 305 of the Code. Such U.S. holders of debentures could therefore have taxable income as a result of an event pursuant to which they received no cash or property. A U.S. holder's tax basis in a debenture generally will be increased by the amount of any constructive dividend included in income.

Ownership and Disposition of Common Stock

         Dividends, if any, that we pay to you on our common stock generally will be includable in your income as ordinary income to the extent of your ratable share of our current or accumulated earnings and profits. Additional distributions made by us will be treated as a return of your basis in the common stock and then as gain from the sale of your stock.

         Upon the sale, exchange or other disposition of our common stock, you generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in such shares. You should consult your tax advisors regarding the treatment of capital gains, which may be taxed at lower rates than ordinary income for taxpayers who are individuals, and losses, the deductibility of which is subject to limitations. A failure to fully adjust the conversion rate of the debentures to reflect a stock dividend or other event increasing the proportionate interest of holders of common stock in our earnings and profits or assets could, in some circumstances, be deemed to result in the payment of a taxable dividend to holders of common stock.

Non-United States Holders

         You are a Non-U.S. holder for purposes of this discussion if you hold a debenture or share of common stock and are not a U.S. holder, as described above.

Withholding Tax on Payments of Principal and Original Issue Discount on Debentures

         The payment of principal and any accrued OID on a debenture by us or any paying agent of ours to you will not be subject to U.S. federal withholding tax, provided that:

    you do not actually or constructively own 10% or more of the total combined voting power of all classes of our shares;
    you are not a controlled foreign corporation that is related to us within the meaning of the Code; and
    either (A) you or your agent certify under penalties of perjury that you are not a U.S. holder on a properly completed Form W-8BEN or a suitable substitute form; (B) you hold your debentures directly through a "qualified intermediary" and the qualified intermediary has sufficient information in its files indicating that you are a non-U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that is either a U.S. or non-U.S. entity, is acting out of a non-U.S. branch or office and has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures; (C) you or your agent claim an exemption from withholding tax under an applicable tax treaty. This claim is generally made on Form W-8BEN; or (D) you or your agent claim an exemption from withholding tax on the ground that the income is effectively connected with the conduct of a trade or business in the U.S. This claim is generally made on Form W-8ECI.

         Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to OID on a debenture if such OID is effectively connected with a U.S. trade or business of yours. Effectively connected OID received by a corporate Non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate, subject to certain adjustments.

Dividends

         You generally will be subject to U.S. federal withholding tax at a 30% rate (or lower treaty rate) with respect to dividends paid on common stock. Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder on dividends paid or deemed paid to you that are effectively connected with your conduct of a trade or business in the U.S. If you are a foreign corporation, you may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments.

Gain on Disposition of the Debentures and Common Stock

         You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a debenture, including the exchange of a debenture for common stock, or on the sale or exchange of common stock unless:

    you are an individual present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and certain conditions apply;
    the gain is effectively connected with your conduct of a U.S. trade or business; or
    you are subject to provisions of the Code applicable to U.S. expatriots.

         However, in some instances you may be required to establish an exemption from United States federal income and withholding tax. See "-Withholding Tax on Payments of Principal and Original Issue Discount on Debentures."

United States Federal Estate Tax

         A debenture held by an individual who is not a citizen or resident of the U.S. at the time of death will not be includable in the decedent's gross estate for U.S. estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such debenture would not have been effectively connected with the conduct by such holder of a trade or business within the U.S.

         Common stock actually or beneficially held by an individual who is a Non-U.S. holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to U.S. federal estate tax unless otherwise provided by an applicable estate tax treaty.

Backup Withholding and Information Reporting

United States Holders

         Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the debentures or common stock may be subject to information reporting and U.S. federal backup withholding tax at the rate of up to 31% if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the holder's federal income tax, provided that the required information is furnished to the IRS.

Non-United States Holders

         Non-U.S. holders of debentures should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available. Any amount withheld from a payment to a non-U.S. holder under the backup withholding rules is allowable as a credit against the holder's federal income tax, provided that the required information is furnished to the IRS.

SELLING SECURITYHOLDERS

         We originally issued the debentures on August 17, 2001 and, with respect to the debentures subject to the initial purchasers' over-allotment option, on August 22, 2001. The debentures were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders may offer and sell the debentures and the underlying common stock pursuant to this prospectus.

         Prior to any use of this prospectus in connection with an offering of the debentures and/or the common stock issued upon conversion of the debentures, this prospectus will be supplemented to set forth the name and amount of debentures or number of shares beneficially owned by the selling securityholder to be offered, if that person is not named below. The prospectus supplement will also disclose whether the selling securityholder selling in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement.

         The following table sets forth information as of October _____, 2001 about the principal amount of debentures and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.
Name and Address	Principal Amount at Maturity of Debentures Beneficially Owned that May Be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (2)

	$	%

Any other holder of debentures or future transferee, pledgee, donee or successor of any holder (3)(4)	$	%

* Less than 1%.
(1)

Assumes conversion of all of the holder's debentures at a conversion rate of 13.9559 shares of common stock for each $1,000 principal amount at maturity of the debentures. However, this conversion rate will be subject to adjustment as described under "Description of Debentures - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2)

Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using ___________ shares of common stock outstanding as of _______________, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

(3)	Information about other selling securityholders will be set forth in prospectus supplements, if required.
(4)

Assumes that any other holders of debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

         We prepared this table based on the information supplied to us by the selling securityholders named in the table.

         The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date on which the information is presented in the above table. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.

         Because the selling securityholders may offer all or some of their debentures or the underlying common stock from time to time, we cannot estimate the amount of the debentures or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

PLAN OF DISTRIBUTION

         We will not receive any of the proceeds of the sale of the debentures and the underlying common stock offered by this prospectus. The debentures and the underlying common stock may be sold from time to time to purchasers:

    directly by the selling securityholders; or
    through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the debentures and the underlying common stock.

         The selling securityholders and any such broker-dealers or agents who participate in the distribution of the debentures and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         If the debentures and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

         The debentures and the underlying common stock may be sold in one or more transactions at:

    fixed prices;
    prevailing market prices at the time of sale;
    varying prices determined at the time of sale; or
    negotiated prices.

         These sales may be effected in transactions:

    on any national securities exchange or quotation service on which the debentures and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;
    in the over-the-counter market;
    in transactions otherwise than on such exchanges or services or in the over-the-counter market; or
    through the writing of options.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         In connection with the sales of the debentures and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the debentures and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the debentures and the underlying common stock short and deliver debentures and the underlying common stock to close out short positions, or loan or pledge debentures and the underlying common stock to broker-dealers that in turn may sell the debentures and the underlying common stock.

         The selling securityholders also may transfer and donate shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholders for purposes of this prospectus.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling securityholders. There can be no assurance that any selling securityholder will sell any or all of the debentures or the underlying common stock pursuant to this prospectus. In addition, any debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. We also cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus.

         We and each of our directors and executive officers have agreed during the period beginning on August 14, 2001 and continuing to and including the 90th day after such date, not to offer, sell, contract to sell or otherwise dispose of any shares of common stock, any securities substantially similar to the debentures, the common stock or any securities convertible into or exchangeable or exercisable for common stock or substantially similar securities (other than pursuant to director or employee benefit plans or arrangements or dividend reinvestment plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, August 14, 2001), without the prior written consent of Goldman, Sachs & Co., except for bona fide gifts or transfers to trusts for the benefit of our directors or executive officers or their immediate family, provided that the transferee agrees to be bound by the foregoing restrictions.

         Our common stock is quoted on the New York Stock Exchange under the symbol "MAN." We do not intend to apply for listing of the debentures on any securities exchange or to be quoted on any automated quotation system. The debentures initially issued in the private placement are eligible for trading in the PORTAL Market. Debentures sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market. Accordingly, we cannot give you any assurance as to the liquidity of the trading market for the debentures.

         The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

         Pursuant to the registration rights agreement that has been filed as an exhibit to the registration statement, of which this prospectus is a part, we and the selling securityholders have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, and that each is entitled to contribution from the others in connection with these liabilities.

         We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the debentures and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate these expenses to be approximately $100,000.

         The initial purchasers of the debentures (Goldman, Sachs & Co. and Salomon Smith Barney Inc.) and their affiliates have provided and may in the future provide to us various investment banking, financial advisory and commercial banking services from time to time. In addition, Salomon Smith Barney Inc. is an affiliate of the trustee.

LEGAL MATTERS

         Certain legal matters in connection with the debentures offered hereby and the shares of common stock issuable upon conversion of the debentures have been passed upon for Manpower by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Mr. Dudley J. Godfrey, Jr., a shareholder in the firm of Godfrey & Kahn, S.C., is a director of Manpower and beneficially owned 84,000 shares of Manpower common stock as of February 26, 2001.

EXPERTS

         The consolidated financial statements and schedule of Manpower as of December 31, 2000 and for the three years then ended, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:
Public Reference Room Office 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 233 Broadway New York, New York 10279	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

         You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION BY REFERENCE

         We have elected to incorporate by reference information filed with the SEC, which means that:

    incorporated documents are considered part of this prospectus;
    we may disclose important information to you by referring you to those documents; and
    information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

         We incorporate by reference the documents listed below that were filed with the SEC under the Securities Exchange Act of 1934, as amended:

    our annual report on Form 10-K for the fiscal year ended December 31, 2000;
    our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001;
    our current reports on Form 8-K dated August 14, 2001 and August 24, 2001; and
    the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 22, 1991 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the debentures and the underlying shares of common stock.

         Information contained on any of our web sites is not deemed to be a part of this prospectus.

         You may obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through its web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in such documents. You may request a copy of the documents incorporated by reference in this prospectus and a copy of the indenture, registration rights agreement and other agreements referred to in this prospectus by requesting them in writing or by telephone from us at the following address:

Manpower Inc.
P.O. Box 2053
5301 North Ironwood Road
Milwaukee, Wisconsin 53201
Attn: Corporate Secretary
Telephone: (414) 961-1000

Exhibit A

NOTICE OF TRANSFER PURSUANT TO REGISTRATION STATEMENT

Via Facsimile (212) 657-3862

Citibank N.A.
111 Wall Street, 14th Floor
New York, New York 10005
Attention: Corporate Trust Division
Re:	Manpower Inc. Zero Coupon Convertible Debentures due August 17, 2021 (the "Debentures")

Dear Sirs:

         Please be advised that                               has transferred $              aggregate principal amount of the above-referenced Debentures pursuant to an effective Registration Statement on Form S-3 (File No. 333-        ) filed by the Company.

         We hereby certify that the prospectus delivery requirements, if any, of the Securities Act of 1933, as amended, have been satisfied and that the above-named beneficial owner of the Debentures is named as a "Selling Holder" in the Prospectus dated [date], or in supplements thereto, and that the aggregate principal amount of the Debentures transferred are the Debentures listed in such Prospectus opposite such owner's name.
Very truly yours,

(Name)

By: (Authorized Signature)
Dated:

$435,367,000

Manpower Inc.

Zero Coupon Convertible Debentures
Due August 17, 2021

and

The Common Stock Issuable Upon Conversion Thereof

PROSPECTUS

________________, 2001

PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth those expenses to be incurred by the Company in connection with the distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the applicable Securities and Exchange Commission registration fee.
SEC registration fee	$ 60,135
Printing expenses	2,500
Legal fees	22,500
Accounting fees	5,000
Miscellaneous expenses	9,865

Total	$100,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 180.0851 of the Wisconsin Business Corporation Law (the "WBCL") requires the Company to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Company. In all other cases, Section 180.0851 of the WBCL requires the Company to indemnify a director or officer against liability incurred by such person in a proceeding to which such person was a party because he or she was a director or officer of the Company, unless liability was incurred because he or she breached or failed to perform a duty owed to the Company and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

         Section 180.0858 of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the articles of incorporation or by-laws of the Company, a written agreement between the director or officer and the Company, or a resolution of the Board of Directors or the shareholders.

         Unless otherwise provided in the Company's articles of incorporation or by-laws, or by written agreement between the director or officer and the Company, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the board of directors or committee consisting of disinterested directors; (ii) by independent legal counsel chosen by a majority vote of a disinterested quorum of the board of directors or a committee consisting of disinterested directors; (iii) by a panel of three arbitrators (one of which is chosen by disinterested directors as described above); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

         Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by the Company, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the Company written affirmation of his or her good faith that he or she has not breached or failed to perform his or her duties and written confirmation to repay any amounts advanced if it is determined that indemnification by the Company is not required.

         Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses or insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

         Section 180.0857 of the WBCL permits the Company to purchase insurance on behalf of a director or officer of the Company against liability incurred by such person in his or her capacity as a director or officer or arising from his or her status as a director or officer regardless of whether the Company is required or authorized to indemnify or allow expenses to such person against the same liability under Sections 180.0851 to 180.0858 of the WBCL.

         Under Section 180.0828 of the WBCL, a director of the Company is not personally liable for breach of any duty resulting solely from his or her status as a director, unless it shall be proved that the director's conduct constituted conduct described in the first paragraph of this item.

         As permitted by Section 180.0858, the Company has adopted indemnification provisions in its by-laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Article VII of the Company's by-laws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

         In accordance with Section 180.0857 of the WBCL, Article VII of the Company's by-laws allow the Company to purchase insurance for directors and officers. Through insurance, the officers and directors of the Company are insured for acts or omissions related to the conduct of their duties. The insurance covers certain liabilities which may arise under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS
4.1	Indenture between Manpower Inc. and Citibank, N.A., dated as of August 17, 2001.
4.2	Registration Rights Agreement dated as of August 17, 2001 by and among Manpower Inc. and Goldman, Sachs & Co. and Salomon Smith Barney Inc.
5.1	Opinion of Godfrey & Kahn, S.C.
10.1

Amendment dated November 24, 1998 to Revolving Credit Agreement dated November 25, 1997, between Manpower Inc. and the banks set forth therein, Credit Lyonnais, the First National Bank of Chicago, Fleet National Bank, Mellon Bank, N.A., Citibank International PLC and Citibank, N.A.

10.2

Amendment No. 2 dated December 2, 1999 to Revolving Credit Agreement dated November 25, 1997, between Manpower Inc. and the banks set forth therein, Credit Lyonnais, the First National Bank of Chicago, Fleet National Bank, Mellon Bank, N.A., Citibank International PLC and Citibank, N.A.

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of Godfrey & Kahn, S.C., (included in Exhibit 5.1).
24.1	Powers of Attorney.
25.1	Form of T-1 Statement of Eligibility of the Trustee under the Indenture.

ITEM 17. UNDERTAKINGS

a.	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase and decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

c.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the financial adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on October 5, 2001.
MANPOWER INC.

By: /s/ Jeffrey A. Joerres Jeffrey A. Joerres, Chairman, President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Jeffrey A. Joerres Jeffrey A. Joerres	Chairman, President and Chief Executive Officer and a Director (Principal Executive Officer)	October 5, 2001
/s/ Michael J. Van Handel Michael J. Van Handel	Senior Vice President-Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	October 5, 2001

Directors:	J. Thomas Bouchard, Willie D. Davis, Dudley J. Godfrey, Jr., Marvin B. Goodman, J. Ira Harris, Terry A. Hueneke, Dennis Stevenson, John R. Walter and Edward J. Zore

By: /s/ Michael J. Van Handel Michael J. Van Handel Attorney-In-Fact*	October 5, 2001

*     Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

INDEX TO EXHIBITS

Exhibit No.	Document Description
4.1	Indenture between Manpower Inc. and Citibank, N.A., dated as of August 17, 2001.
4.2	Registration Rights Agreement dated as of August 17, 2001 by and among Manpower Inc. and Goldman, Sachs & Co. and Salomon Smith Barney Inc.
5.1	Opinion of Godfrey & Kahn, S.C.
10.1

Amendment dated November 24, 1998 to Revolving Credit Agreement dated November 25, 1997, between Manpower Inc. and the banks set forth therein, Credit Lyonnais, the First National Bank of Chicago, Fleet National Bank, Mellon Bank, N.A., Citibank International PLC and Citibank, N.A.

10.2

Amendment No. 2 dated December 2, 1999 to Revolving Credit Agreement dated November 25, 1997, between Manpower Inc. and the banks set forth therein, Credit Lyonnais, the First National Bank of Chicago, Fleet National Bank, Mellon Bank, N.A., Citibank International PLC and Citibank, N.A.

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of Godfrey & Kahn, S.C., (included in Exhibit 5.1).
24.1	Powers of Attorney.
25.1	Form of T-1 Statement of Eligibility of the Trustee under the Indenture.